Exhibit 99.1

WEX Inc. Reports Fourth Quarter and Full Year 2016 Financial Results

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--February 13, 2017--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months and year ended December 31, 2016.

Fourth Quarter and Full Year 2016 Financial Results

Total revenue for the fourth quarter of 2016 increased 37% year-over-year at $290.8 million as compared with $212.6 million for the fourth quarter of 2015. Net earnings attributable to shareholders on a GAAP basis were $5.3 million, or $0.12 per diluted share, compared with $20.9 million, or $0.54 per diluted share, for the fourth quarter of 2015.

The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, for the fourth quarter of 2016 increased 22% to $55.2 million from $45.2 million, for the same period a year ago. On a per-share basis, adjusted net income for the fourth quarter of 2016 was $1.28 compared to $1.16 for the same period a year ago. In addition to the items that have historically been excluded from adjusted net income, this quarter includes two additional items. First, the Company has excluded a $12.9 million mark to market gain on interest rate swaps. Second, the Company excluded the impact of a vendor settlement of $15.5 million related to a payment in exchange for the release of potential claims related to insourcing certain technology. See Exhibit 1 for a full reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

For the full year 2016, revenue increased 19% to $1.018 billion from $854.6 million in 2015. Net earnings attributable to common shareholders on a GAAP basis were $1.48 per diluted share in 2016 compared to $2.62 per diluted share in 2015. On a non-GAAP basis, adjusted net income attributable to shareholders decreased 6% to $4.62 per diluted share from $4.92 per diluted share in 2015. As noted in Exhibit 2, the impact of lower fuel prices and smaller relative hedging gains in 2016 created a swing in adjusted net income of $49.3 million after taxes which is approximately $1.20 per diluted share.

“We are pleased by our strong fourth quarter and fiscal year performance, with favorable results reported across all three of our core segments,” said Melissa Smith, WEX's president and chief executive officer. “This outperformance reflects the significant progress we have made in executing on our strategic priorities and accelerating growth across our core verticals. Our ability to drive results, regardless of the operating environment, highlights the strength of our brand and the diversity of our offerings.”

Smith continued, “Over the past year we have grown both organically and through strategic investments. Our business is more global, diverse and innovative than ever before, and our capabilities continue to expand and position ourselves to compete in the global marketplace. Our performance in both the fourth quarter and fiscal year has provided us with a very solid foundation as we look forward to the company’s continued success.”

Fourth Quarter 2016 Performance Metrics

Where applicable, the performance metrics listed below include Electronic Funds Source LLC, which was acquired in July 2016:

  Average number of vehicles serviced was approximately 10.5 million, an increase of 10% from the fourth quarter of 2015;
  Total fuel transactions processed increased 24% from the fourth quarter of 2015 to 123.1 million. Payment processing transactions increased 18% to 99.7 million;
  U.S. retail fuel price increased less than 1% to $2.30 per gallon from $2.29 per gallon in the fourth quarter of 2015;
  Average expenditure per payment processing transaction increased 13% from the fourth quarter of 2015 to $66.95; and
  Travel and Corporate Solutions purchase volume grew 39% to $6.4 billion, from $4.6 billion for the fourth quarter of 2015.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the first quarter of 2017, WEX expects revenue in the range of $275 million to $285 million and adjusted net income in the range of $50 million to $53 million, or $1.16 to $1.24 per diluted share.
  For the full year 2017, the Company expects revenue in the range of $1.15 billion to $1.19 billion and adjusted net income to be in the range of $220 million to $237 million, or $5.10 to $5.50 per diluted share.

“All of our segments met or exceeded our expectations this quarter and reflect not only organic growth but also our ability to integrate strategic investments. We are encouraged by the foundation we have built and believe we are well positioned to capitalize on additional growth opportunities in 2017 and beyond,” said Roberto Simon, WEX's chief financial officer.

First quarter and full year 2017 guidance is based on an assumed average U.S. retail fuel price of $2.43 and $2.44 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price. The Company's guidance also assumes that fleet credit loss for first quarter and full year will be in the range of 10 and 15 basis points. Our guidance assumes approximately 43 million shares outstanding for the year.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on derivative instruments, net foreign currency remeasurement gains and losses and related hedges, acquisition and divestiture related items, stock-based compensation, restructuring and other costs, a vendor settlement, debt restructuring and issuance cost amortization, non-cash adjustments related to tax receivable agreement, regulatory reserves, similar adjustments attributed to our non-controlling interest and certain tax related items.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX historically used fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. Starting with the second quarter of 2016, there are no longer any fuel price related derivatives outstanding.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency translations and fuel prices for each of our operating segments for the three and twelve months ended December 31, 2016 and 2015, and in Exhibit 3, a table of selected non-financial metrics for the five quarters ended December 31, 2016. The Company is also providing selected segment revenue information for the three and twelve months ended December 31, 2016 and 2015 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, February 13, 2017, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 55553730. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE:WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 10 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway and Singapore. WEX and its subsidiaries employ more than 2,500 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; and, management’s expectations for future growth opportunities, acquisitions and market expansion. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the ability to successfully integrate the Company's acquisitions, specifically, Electronic Funds Source LLC's operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's failure to successfully operate and expand ExxonMobil's European commercial fuel card program, or Esso Card; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems (or those of its third party service providers) and any resulting negative impact on our reputation, liabilities, or relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of potential acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2015, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2016 and our subsequent filings on Form 10-Q. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)
	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Revenues
Payment processing revenue	$137,300	$117,155	$520,619	$495,869
Account servicing revenue	60,242	41,694	211,012	156,693
Finance fee revenue	46,592	24,898	138,940	88,993
Other revenue	46,706	28,895	147,889	113,082
Total revenues	290,840	212,642	1,018,460	854,637
Expenses
Salary and other personnel	79,521	59,882	286,298	234,564
Restructuring	(140)	496	7,486	9,010
Service fees	36,955	37,909	173,052	138,844
Provision for credit losses	13,498	8,293	33,348	22,825
Technology leasing and support	13,078	11,703	47,602	41,315
Occupancy and equipment	6,723	5,347	25,820	20,618
Advertising	4,066	3,312	14,864	12,891
Marketing	1,402	1,066	5,604	4,515
Postage and shipping	1,696	1,519	6,645	6,457
Communications	3,444	2,530	12,145	10,424
Depreciation and amortization	50,270	20,153	141,651	83,077
Operating interest expense	6,897	1,209	12,386	5,628
Other	25,632	9,333	56,431	36,891
Gain on sale of subsidiary	—	—	—	(1,215)
Total operating expenses	243,042	162,752	823,332	625,844
Operating income	47,798	49,890	195,128	228,793
Financing interest expense	(26,378)	(10,855)	(113,418)	(46,189)
Net foreign currency loss	(24,898)	(5,677)	(7,665)	(5,689)
Net unrealized gains on interest rate swap agreements	12,908	—	12,908	—
Net realized and unrealized gains on fuel price derivatives	—	1,177	711	5,848
Non-cash adjustments related to tax receivable agreement	(395)	511	(563)	2,145
Income before income taxes	9,035	35,046	87,101	184,908
Income taxes	5,895	13,649	29,625	75,296
Net income	3,140	21,397	57,476	109,612
Less: Net (loss) gain from non-controlling interests	(2,148)	496	(3,161)	(1,705)
Net earnings attributable to WEX Inc.	$5,288	$20,901	$60,637	$111,317
Accretion of non-controlling interest	—	—	—	(9,413)
Net earnings attributable to shareholders	$5,288	$20,901	$60,637	$101,904

Net earnings attributable to WEX Inc. per share:
Basic	$0.12	$0.54	$1.49	$2.63
Diluted	$0.12	$0.54	$1.48	$2.62
Weighted average common shares outstanding:
Basic	42,841	38,745	40,809	38,771
Diluted	43,072	38,822	40,914	38,843

WEX INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)
	December 31,
	2016	2015
Assets
Cash and cash equivalents	$190,930	$279,989
Accounts receivable (less reserve for credit losses of $20,092 in 2016 and $13,832 in 2015)	2,066,409	1,513,751
Securitized accounts receivable, restricted	85,709	87,724
Income taxes receivable	10,765	—
Available-for-sale securities	23,525	18,562
Fuel price derivatives, at fair value	—	5,007
Property, equipment and capitalized software, net	167,278	138,585
Deferred income taxes, net	97,836	10,303
Goodwill	1,838,441	1,112,878
Other intangible assets, net	1,265,468	470,712
Other assets	333,520	215,544
Total assets	$6,079,881	$3,853,055
Liabilities and Stockholders’ Equity
Accounts payable	$617,118	$375,211
Accrued expenses	323,461	156,180
Income taxes payable	—	2,732
Deposits	1,118,823	870,518
Securitized debt	84,323	82,018
Revolving line-of-credit facilities and term loans, net	1,599,291	664,918
Deferred income taxes, net	243,808	83,912
Notes outstanding, net	395,534	394,800
Other debt	125,755	58,792
Amounts due under tax receivable agreement	47,302	57,537
Other liabilities	18,719	10,756
Total liabilities	4,574,134	2,757,374
Commitments and contingencies
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 47,173 shares issued in 2016 and 43,079 in 2015; 42,841 shares outstanding in 2016 and 38,746 in 2015	472	431
Additional paid-in capital	547,627	174,972
Non-controlling interest	8,558	12,437
Retained earnings	1,244,271	1,183,634
Accumulated other comprehensive loss	(122,839)	(103,451)
Treasury stock at cost; 4,428 shares in 2016 and 2015	(172,342)	(172,342)
Total stockholders’ equity	1,505,747	1,095,681
Total liabilities and stockholders’ equity	$6,079,881	$3,853,055

Exhibit 1 Reconciliation of GAAP Net Earnings Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders (in thousands, except per share data) (unaudited)
	Three months ended December 31,
	2016		2015
		per diluted share		per diluted share
Net earnings attributable to shareholders	$5,288	$0.12	$20,901	$0.54
Unrealized (gains) losses on derivative instruments	(12,908)	(0.30)	8,410	0.22
Net foreign currency remeasurement loss	24,898	0.58	5,677	0.15
Acquisition and divestiture related items	39,948	0.93	15,871	0.41
Stock-based compensation	5,430	0.13	2,193	0.06
Restructuring and other costs	2,306	0.05	496	0.01
Vendor settlement	15,500	0.36	—	—
Debt restructuring and debt issuance cost amortization	2,024	0.05	778	0.02
Non-cash adjustments related to tax receivable agreement	395	0.01	(511)	(0.01)
Regulatory reserve	—	—	(500)	(0.01)
ANI adjustments attributable to non-controlling interest	(1,383)	(0.03)	(411)	(0.01)
Tax related items	(26,329)	(0.61)	(7,716)	(0.20)
Adjusted net income attributable to shareholders	$55,169	$1.28	$45,188	$1.16

	Year ended December 31,
	2016		2015
		per diluted share		per diluted share
Net earnings attributable to shareholders	$60,637	$1.48	$101,904	$2.62
Unrealized (gains) losses on derivative instruments	(7,901)	(0.19)	35,962	0.93
Net foreign currency remeasurement loss	7,665	0.19	5,689	0.15
Acquisition and divestiture related items	148,753	3.64	50,714	1.31
Stock-based compensation	19,742	0.48	12,420	0.32
Restructuring and other costs	13,995	0.34	9,010	0.23
Vendor settlement	15,500	0.38	—	—
Debt restructuring and debt issuance cost amortization	12,673	0.31	3,097	0.08
Non-cash adjustments related to tax receivable agreement	563	0.01	(2,145)	(0.06)
Regulatory reserve	—	—	1,750	0.05
ANI adjustments attributable to non-controlling interests	(2,583)	(0.06)	4,996	0.13
Tax related items	(79,834)	(1.95)	(32,286)	(0.83)
Adjusted net income attributable to shareholders	$189,210	$4.62	$191,111	$4.92

The Company's non-GAAP adjusted net income excludes acquisition and divestiture related items, debt restructuring and debt issuance cost amortization, stock-based compensation, restructuring and other costs, a vendor settlement, unrealized gains and losses on derivatives, net foreign currency remeasurement gains and losses, non-cash adjustments related to tax receivable agreement, reserves for regulatory penalties, similar adjustments attributed to our non-controlling interest and certain tax related items.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses pre-tax adjusted income to allocate resources. The Company considers adjusted net income integral because it excludes specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on derivative instruments, including fuel price related derivatives and interest rate swap agreements, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these derivative contracts. The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, receivable and payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, ticking fees, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In prior periods not reflected above, the Company has adjusted for goodwill impairments and acquisition related asset impairments. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring costs are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies, and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business.
  Vendor settlement represents a payment in exchange for the release of potential claims related to insourcing certain technology, and does not reflect recurring costs that would be relevant to the continuing operations of the Company. The Company believes that excluding this nonrecurring expense facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Debt issuance cost amortization is a non-cash item. Additionally, both these and the costs associated with debt restructuring are unrelated to the continuing operations of the Company. Because these types of costs are dependent upon the financing method which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  Regulatory reserves reflect charges related to the impact of a regulatory action which resulted in WEX paying a penalty. We have excluded this item when evaluating our continuing business performance as it is not consistently recurring and does not reflect an expected future operating expense, nor provide insight into the fundamentals of the current or past operations of our business.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, and the non-cash adjustments related to tax receivable agreement have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies. The Company is unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

The table below shows the impact of certain macro factors on reported revenue:

Exhibit 2
Segment Revenue Results (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended December 31,
	2016	2015	2016	2015	2016	2015	2016	2015
Reported revenue	$192,269	135,908	$53,454	$47,650	$45,117	$29,084	$290,840	$212,642
FX impact (favorable) / unfavorable	(1,034)	—	1,390	—	(1,635)	—	(1,279)	—
PPG impact (favorable) / unfavorable	3,860	—	—	—	—	—	3,860	—

	Year ended December 31,
	2016	2015	2016	2015	2016	2015	2016	2015
Reported revenue	$642,061	547,678	$215,247	$195,419	$161,152	$111,540	$1,018,460	$854,637
FX impact (favorable) / unfavorable	1,327	—	4,357	—	(90)	—	5,594	—
PPG impact (favorable) / unfavorable	44,030	—	—	—	—	—	44,030	—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earns revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on adjusted net income:

Segment Estimated Earnings Impact (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended December 31,
	2016	2015	2016	2015	2016	2015
FX impact (favorable) / unfavorable	$(415)	—	$274	—	$(480)	—
PPG impact (favorable) / unfavorable	2,115	—	—	—	—	—
Realized gain on hedge settlement	—	6,520	—	—	—	—

	Year ended December 31,
	2016	2015	2016	2015	2016	2015
FX impact (favorable) / unfavorable	$319	—	$1,144	—	$(214)	—
PPG impact (favorable) / unfavorable	26,348	—	—	—	—	—
Realized gain on hedge settlement	3,636	26,543	—	—	—	—

To determine the estimated earnings impact of FX, revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interest and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics
	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015
Fleet Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	99,662	102,947	94,155	89,097	84,763
Gallons per payment processing transaction	27.4	27.0	22.6	22.7	23.3
Payment processing gallons of fuel (000s)	2,731,994	2,776,622	2,126,372	2,018,310	1,972,028
Average US fuel price (US$ / gallon)	$2.30	$2.24	$2.29	$1.97	$2.29
Average Australian fuel price (US$ / gallon)	$3.50	$3.45	$3.29	$3.10	$3.36
Payment processing $ of fuel (000s)	$6,672,281	$6,593,406	$5,236,151	$4,336,399	$5,000,752
Net payment processing rate	1.23%	1.26%	1.35%	1.44%	1.46%
Fleet payment processing revenue (000s)	$81,767	$83,132	$70,711	$62,290	$72,555

Travel and Corporate Solutions – Payment Processing Revenue:
Purchase volume (000s)	$6,351,741	$7,138,956	$5,595,326	$4,879,001	$4,567,831
Net interchange rate	0.71%	0.74%	0.77%	0.71%	0.80%
Payment solutions processing revenue (000s)	$45,390	$52,551	$43,194	$34,626	$36,726
Health and Employee Benefit Solutions:
Purchase volume (000s)	$803,045	$875,598	$1,051,839	$1,092,552	$591,445

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use WEX corporate card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 4 Segment Revenue Information Fourth Quarter and Full Year Ended 2016 and 2015 (in thousands) (unaudited)
Fleet Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2016	2015	Amount	Percent	2016	2015	Amount	Percent
Revenues
Payment processing revenue	$81,767	$72,555	$9,212	13%	$297,900	$305,855	$(7,955)	(3)%
Account servicing revenue	36,706	25,583	11,123	43%	127,106	100,850	26,256	26%
Finance fee revenue	38,884	23,695	15,189	64%	124,725	83,554	41,171	49%
Other revenue	34,912	14,075	20,837	148%	92,330	57,419	34,911	61%
Total revenues	$192,269	$135,908	$56,361	41%	$642,061	$547,678	$94,383	17%

Travel and Corporate Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2016	2015	Amount	Percent	2016	2015	Amount	Percent
Revenues
Payment processing revenue	$45,390	$36,726	$8,664	24%	$175,762	$151,311	$24,451	16%
Account servicing revenue	396	602	(206)	(34)%	1,247	1,930	(683)	(35)%
Finance fee revenue	307	92	215	234%	643	326	317	97%
Other revenue	7,361	10,230	(2,869)	(28)%	37,595	41,852	(4,257)	(10)%
Total revenues	$53,454	$47,650	$5,804	12%	$215,247	$195,419	$19,828	10%

Health and Employee Benefit Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2016	2015	Amount	Percent	2016	2015	Amount	Percent
Revenues
Payment processing revenue	$10,144	$7,874	$2,270	29%	$46,957	$38,703	$8,254	21%
Account servicing revenue	23,141	15,508	7,633	49%	82,660	53,912	28,748	53%
Finance fee revenue	7,401	1,110	6,291	567%	13,572	5,113	8,459	165%
Other revenue	4,431	4,592	(161)	(4)%	17,963	13,812	4,151	30%
Total revenues	$45,117	$29,084	$16,033	55%	$161,152	$111,540	$49,612	44%

CONTACT:
News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com